Exhibit 99.1

Press Release

Community Valley Bancorp Announces Earnings

(Chico, CA 01/16/04) – Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”), today announced record fourth quarter earnings of $1.681 million, an increase of 26% over 2002 fourth quarter earnings of $1.332 million. For the twelve months ended December 31, 2003, the Company achieved earnings of $5.269 million, compared to earnings of $4.850 million for the twelve month period ended December 31, 2002. On a diluted per share basis, fourth quarter and year-to-date earnings were $0.64 and $1.90 compared to $0.49 and $1.78 for the same periods in 2002.  The Company’s year-to-date return on average assets and return on average equity were 1.45% and 19.10% compared to 1.75% and 21.25% for the twelve months ended December 31, 2002.

Net interest income for the fourth quarter of $4.7 million was up $.9 million, or 23.7%, compared with $3.8 million for the same quarter last year. For the twelve months ended December 31, 2003, net interest income increased $3.3 million, or 23.4%, from $13.8 million for the twelve months ended December 31, 2002, to $17.1 million. Increases for both periods were due to significant growth in earning assets, as the Company’s net interest margin declined from 5.80% in the fourth quarter of 2002 to 5.57% for the current three-month period and from 5.52% for the twelve months ended December 31, 2002, to 5.26% year-to-date.

Non-interest income of $1.8 million decreased 3.7% over the prior year’s fourth quarter level of $1.9 million and was $.5 million, or 8.4% less on a year-to-date basis. The decreases were primarily due to higher levels of net gains on real estate mortgage loans sold in the secondary market realized in the fourth quarter of last year. The year-to-date decrease was due primarily to the tax-free net proceeds from key man insurance policies the Bank received in March of 2002 as a result of the death of one of the Company’s executives.  Non-interest expense of $3.7 million increased 14.6% over the $3.2 million reported for the fourth quarter of 2002 and increased 10.2% to $13.8 million year-to-date from $12.5 million for the twelve months ended December 31, 2002, primarily due to salaries paid to new employees as well as furniture, fixtures, equipment and construction costs associated with the new north Paradise branch and the new Magalia in-store branch which opened in July of this year.  Overall, revenue sources continued to increase due to strong balance sheet growth and higher levels of fees and net gains from real estate construction and mortgage lending operations. As a result, the efficiency ratio was 57.3% during the fourth quarter 2003 compared to 57.5% for the period ended December 31, 2002, and from 61.6% year to date compared to 59.9% for the twelve months ended December 31, 2002.

The Company continues to experience strong balance sheet growth with total assets increasing $47.3 million, or 14%, from $337.2 million as of December 31, 2002, to $384.5 million at December 31, 2003.  Deposits grew similarly over the same period increasing $44.4 million, or 14.9%, from $298 million at December 31, 2002, to $342.4 million at December 31, 2003.  Loans, net of allowance for loan losses, increased $40.5 million, or 17.7%, from $229.7 million at December 31, 2002, to $270.2 million at December 31, 2003.

Deposit growth occurred in all categories with non-interest bearing demand deposits increasing $5.5 million, or 8.8%, from $62.9 million at December 31, 2002, to $68.4 million at December 31, 2003.  Interest-bearing deposits increased $38.9 million, or 16.6%, from $235 million at December 31, 2002, to $274.1 million at December 31, 2003.

Asset quality remains strong with non-performing assets and past due loans to total loans of 0.15% as of December 31, 2003, compared to 0.71% at December 31, 2002.  By comparison the industry average was .73% of total loans for the Company’s peer group, based on data provided as of September 30, 2003.  Net charge-offs for the twelve months ended December 31, 2003, were $75 thousand or 0.03% of average loans compared to $7 thousand in net recoveries, or (0.003%) for the same period in 2002.

The Company is not subject to the recent ruling by the California Franchise Tax Board regarding the treatment REIT’s (Real Estate Investment Trust).

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with eight branches in five cities including Chico, Magalia, Oroville, Paradise and Yuba City. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.